Secretary of State Office
500 E Capitol Ave
Pierre, SD 57501
(605)773-4845
corpinfo@state.sd.us

APPLICATION FOR AMENDED ARTICLES OF INCORPORATION

DOMESTIC BUSINESS CORPORATION

SDCL 47-1A-1006, 47-1A-120.2

Please Type or Print Clearly in Ink

Please submit one **Original** and one **Photocopy**

FILING FEE: $60 payable to SECRETARY OF STATE

B0051-5081 02/15/2018 1:51PM Rec'd by SD SOS

The Business Corporation named below, adopts the following Amended Articles of Incorporation pursuant to SDCL 47-1A.

1. The Name and Business ID of the corporation is:

   AppYea, Inc. — Name (Note: This must be the exact corporate name as registered.)

   DB057294 — Business ID

2. Date the Articles of Incorporation have been amended on: February 14, 2018

3. The amendment to the Articles of Incorporation has been:

   ☐ Adopted by the Incorporators or the Board of Directors and shareholder approval not required.

   ☑ Adopted by the shareholders as required by SDCL 47-1A and by the Articles of Incorporation.

   ☐ Recognized as necessary and is being filed pursuant to SDCL 47-1A-120.2.

4. The amendment to the Articles of Incorporation / or the information required by SDCL 47-1A-120.2 is:

Article II of the Articles of Incorporation shall be amended to state the following:

The number of shares the corporation is authorized to issue:

6,000,000,000 shares of Class A Common Stock

60,000,000 shares of Series A Preferred Stock

Series A Preferred Shares shall have voting rights equal to 1,000 Class A Common Shares for each Series A Preferred Share.

Series A Preferred Stock are convertible into 1,500 Class A Common Shares for each Series A Preferred Share.

The application must be signed by an authorized officer of the corporation.

No person may execute this report knowing it is false in any material respect. Any violation may be subject to a civil and/or criminal penalty (SDCL 47-1A-129; 22-39-36).

Dated February 14, 2018

Email doug@douglasmckinnon.com
(Optional)

[signature]
Signature of an authorized person

Douglas O. McKinnon
Printed Name

CEO
Title

State of South Dakota

Office of the Secretary of State

Certificate of Amendment

Domestic Business Corporation

I, Shantel Krebs, Secretary of State of the State of South Dakota, hereby certify that the Application for Articles of Amendment to the Articles of Incorporation for

APPYEA, INC.

BUSINESS ID# DB057294

with an effective date of: February 15, 2018, duly signed and verified, pursuant to the provisions of the South Dakota Corporation Acts, has been received in this office and is found to conform to law.

ACCORDINGLY, and by virtue of the authority vested in me by law, I hereby issue this Certificate of Amendment and attach hereto a duplicate of the Application for Articles of Amendment to the Articles of Incorporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and caused to be affixed the Great Seal of the State of South Dakota, in Pierre, the Capital City, this day, February 15, 2018.

STATE OF SOUTH DAKOTA GREAT SEAL 1889

Shantel Krebs

Shantel Krebs
Secretary of State

02/16/2018 10:30 AM

South Dakota Secretary of State
SHANTEL KREBS

APPYEA, INC.
777 MAIN STREET SUITE 600
FORT WORTH, CO 76102

February 16, 2018

Filing Acknowledgment

Please review the filing information below and notify our office immediately of any discrepancies.

Business ID :	**DB057294**
Status:	Good Standing
Filing Type:	Business Corporation - Domestic
Amendment Type:	Articles of Amendment
Filed Date:	02/15/2018 1:51 PM

Shantel Krebs
Shantel Krebs
Secretary of State
State of South Dakota

Field Name	Changed From	Changed To
Shares of Stock	1,500,000,000 CLASS A COMMON STOCK 5,000,000 SERIE	6,000,000,000 Common Class A; 60,000,000 Series A